Exhibit 4.2

AMENDED AND RESTATED BY-LAW NO. 1

Business Corporations Act (Ontario)

A by-law relating generally to the regulation of the business and affairs of

DOCEBO INC.

(the “Corporation”)

TABLE OF CONTENTS

SECTION 1 GENERAL		1

1.1	Interpretation	1
1.2	Corporate Seal	1
1.3	Financial Year	1
1.4	Effective Date	1
1.5	Repeal	1
1.6	Banking Arrangements	1

SECTION 2 DIRECTORS		2

2.1	Number	2
2.2	Quorum	2
2.3	Election and Term	2
2.4	Removal	2
2.5	Calling of Meetings	2
2.6	Notice of Meetings	2
2.7	Meeting by Telephone or Electronic Facility	2
2.8	Chairperson	3
2.9	Voting at Meetings	3
2.10	Committees	3

SECTION 3 OFFICERS		3

3.1	General	3
3.2	Chairperson of the Board	3
3.3	President and Chief Executive Officer	3
3.4	Secretary	3
3.5	Other Officers	4
3.6	Variation of Powers and Duties	4
3.7	Term of Office	4

SECTION 4 PROTECTION OF DIRECTORS, OFFICERS AND OTHERS		4

4.1	Limitation of Liability	4
4.2	Indemnification of directors and officers	4
4.3	Right of indemnity not exclusive	4
4.4	Insurance	5

SECTION 5 SHAREHOLDERS		5

5.1	Quorum	5
5.2	Chairperson	5
5.3	Adjournment	5
5.4	Postponement	5
5.5	Votes to Govern	5
5.6	Meeting by Telephonic or Electronic Facility	5
5.7	Proxies	6
5.8	Scrutineers	6
5.9	Certificates for Shares	6
5.10	Replacement of Share Certificates	6

SECTION 6 ADVANCE NOTICE PROVISIONS		6

6.1	Nomination of Directors	6
6.2	Timely Notice	7
6.3	Manner of Timely Notice	7
6.4	Proper Form of Timely Notice	8
6.5	Determination of Eligibility	9
6.6	Waiver	9
6.7	Terms	10

SECTION 7 DIVIDENDS AND RIGHTS		10

7.1	Declaration of Dividends	10
7.2	Wire Transfers or Cheques	10
7.3	Non-Receipt of Wire Transfers or Cheques	10
7.4	Unclaimed Dividends	10

SECTION 8 EXECUTION OF INSTRUMENTS		11

8.1	Execution of Instruments	11
8.2	Electronic Signatures	11

SECTION 9 NOTICE		11

9.1	General	11
9.2	Joint Holders	11
9.3	Electronic Delivery	12
9.4	Computation of Time	12
9.5	Omissions and Errors	12

SECTION 10 FORUM SELECTION		12

10.1	Forum of Adjudication of Certain Disputes	12

SECTION 1

GENERAL

1.1	Interpretation

Unless otherwise defined, expressions used in this by-law shall have the same meanings as corresponding expressions in the Business Corporations Act (Ontario) (the “Act”).

1.2	Corporate Seal

The directors may, but need not, adopt a corporate seal, and may change a corporate seal that is adopted.

1.3	Financial Year

The financial year of the Corporation shall end on such date in each year as shall be determined from time to time by resolution of directors.

1.4	Effective Date

This by-law shall come into force when made by the directors in accordance with the Act.

1.5	Repeal

All previous by-laws of the Corporation are repealed as of the coming into force of this by-law. Such repeal shall not affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles or predecessor charter documents of the Corporation obtained pursuant to, any such by-laws prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if appointed under the provisions of this by-law and all resolutions of the shareholders or the board or a committee of the board with continuing effect passed under any repealed by-law shall continue in full force and effect except to the extent inconsistent with this by-law and until amended or repealed.

1.6	Banking Arrangements

The banking business of the Corporation, or any part thereof, including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the board may from time to time by resolution prescribe or authorize.

SECTION 2

DIRECTORS

2.1	Number

The number of directors shall be not fewer than the minimum and not more than the maximum number of directors provided for in the articles. The board shall be comprised of the fixed number of directors as determined from time to time by special resolution of the shareholders or, if the special resolution empowers the board to determine the number, the resolution of the board (except that the number of directors determined by the board shall not exceed one and one-third times the number of directors required to have been elected at the last annual meeting of shareholders).

2.2	Quorum

A quorum for the transaction of business at any meeting of directors shall be a majority of the number of directors or such greater number of directors as the directors may from time to time determine, subject to the provisions of the Act.

2.3	Election and Term

The election of directors shall take place at each annual meeting of shareholders. A director not elected for an expressly stated term shall cease to hold office at the close of the first annual meeting following election or appointment. If an election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

2.4	Removal

Except as prohibited by the Act or the articles, the shareholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by ordinary resolution.

2.5	Calling of Meetings

Meetings of the directors shall be held at such time and place as the chairperson of the board, the president and chief executive officer or any two directors may determine by giving notice in accordance with Section 2.6.

2.6	Notice of Meetings

Unless notice is waived in accordance with the Act, notice of the time and place of each meeting of directors must be given in the manner to each director by telephone, e-mail or prepaid mail not less than 48 hours’ before the time of the meeting, including, for greater certainty, the day on which the notice is given, provided that the first meeting immediately following a meeting of shareholders at which directors are elected may be held without notice if a quorum is present.

2.7	Meeting by Telephone or Electronic Facility

A meeting of directors or of a committee of directors may be held by means of a telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate adequately with each other, and a director participating in a meeting by such means is deemed to (a) consent to such meeting format and (b) be present at that meeting.

2.8	Chairperson

The chairperson of any meeting of directors shall be the chairperson, or in his or her absence, the president and chief executive officer if a director, or in his or her absence or if the president and chief executive officer is not a director, a director chosen by the directors at the meeting.

2.9	Voting at Meetings

At meetings of directors, each director shall have one vote and questions shall be decided by a majority of votes; and in the case of an equality of votes, the chairperson of the meeting will not be entitled a second or casting vote.

2.10	Committees

Unless otherwise determined by the directors, subject to the Act, each committee of directors shall have the power to fix its quorum and to regulate its procedures.

SECTION 3

OFFICERS

3.1	General

The directors may from time to time appoint a chairperson of the board, a president and chief executive officer, a chief financial officer, one or more vice-presidents, a secretary, a treasurer and such other officers as the directors may determine from time to time.

3.2	Chairperson of the Board

The chairperson of the board, if any, shall be appointed from among the directors, shall, when present, be chair of the meetings of directors and shareholders and shall have such other powers and duties as the directors may determine from time to time.

3.3	President and Chief Executive Officer

Unless the directors otherwise determine, the president shall be appointed by the directors and shall be the chief executive officer of the Corporation and shall have general management of its business and affairs.

3.4	Secretary

The secretary shall give required notices to shareholders, directors, auditors and members of committees, act as secretary of meetings of directors and shareholders when present, keep and enter minutes of such meetings, maintain the corporate records of the Corporation, have custody of the corporate seal, if any, and shall have such other powers and duties as the directors or the president and chief executive officer may determine from time to time.

3.5	Other Officers

Any other officer shall have such powers and duties as the directors or the president and chief executive officer may determine from time to time.

3.6	Variation of Powers and Duties

The directors may, from time to time, vary, add to or limit the powers and duties of any officer.

3.7	Term of Office

Each officer shall hold office until his or her successor is appointed, provided that the directors may at any time remove any officer from office but such removal shall not affect the rights of such officer under any contract of employment with the Corporation.

SECTION 4

PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

4.1	Limitation of Liability

No director or officer of the Corporation shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer, employee or agent of the Corporation, or for any costs, charges or expenses of the Corporation resulting from any insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the monies of the Corporation shall be invested, or for any loss or damage arising from bankruptcy or insolvency, or in respect of any tortious acts of or relating to the Corporation or any other director, officer, employee or agent of the Corporation, or for any loss occasioned by an error of judgment or oversight on the part of any other director, officer, employee or agent of the Corporation, or for any other costs, charges or expenses of the Corporation occurring in connection with the execution of the duties of the director or officer, unless such costs, charges or expenses are incurred as a result of such person’s own wilful neglect, default or negligence. Nothing in this by-law, however, shall relieve any director or officer from the duty to act in accordance with the Act or from liability for any breach of the Act.

4.2	Indemnification of directors and officers

The Corporation shall indemnify any director or officer of the Corporation, any former director or officer of the Corporation or any individual who acts or acted at the Corporation’s request as a director or officer, or in a similar capacity, of another entity, and his or her heirs and legal representatives to the full extent permitted by applicable law.

4.3	Right of indemnity not exclusive

The provisions for indemnification contained in the bylaws of the Corporation will not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of shareholders or directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, and will continue as to a person who has ceased to be a director, officer, employee or agent and will inure to the benefit of that person’s heirs and legal representatives.

4.4	Insurance

The Corporation shall purchase and maintain insurance for the benefit of any person referred to in the preceding section to the extent permitted by the Act.

SECTION 5

SHAREHOLDERS

5.1	Quorum

A quorum for the transaction of business at a meeting of shareholders shall be two persons present and entitled to vote at the meeting that hold or represent by proxy not less than 25% of the votes attached to the outstanding shares of the Corporation entitled to vote at the meeting.

5.2	Chairperson

The chairperson of any meeting of shareholders shall be the chairperson of the board, or in his or her absence, the president and chief executive officer, or in his or her absence, any person chosen by those present and entitled to vote a at the meeting.

5.3	Adjournment

The chairperson at a meeting of shareholders may, with the consent of the meeting, adjourn the meeting from time to time and place to place. Notice of such adjourned meeting will be provided in accordance with the Act.

5.4	Postponement

A meeting of shareholders may be postponed or cancelled by the board at any time prior to the date of the meeting.

5.5	Votes to Govern

At any meeting of shareholders every question shall, unless otherwise required by the articles, the by-laws or by law, be determined by a majority of the votes east on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairperson of the meeting shall not be entitled to a second or casting vote in addition to the vote or votes to which the chairperson is entitled as a shareholder or proxy nominee.

5.6	Meeting by Telephonic or Electronic Facility

The directors or shareholders who call a meeting of shareholders may determine that the meeting be held, in accordance in the regulations, if any, entirely by telephonic, electronic or other communication facility that permits all persons participating in the meeting to communicate adequately and makes provision for electronic voting at such meeting in accordance with the Act. A shareholder who, through those means, votes at a meeting or establishes a communications link to a meeting shall be deemed to be present at that meeting.

5.7	Proxies

The board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. The board may, prior to or following the deadline, waive or extend the proxy cut-off, with or without notice.

5.8	Scrutineers

The chairperson at any meeting of shareholders may appoint one or more persons (who need not be shareholders) to act as scrutineer or scrutineers at the meeting.

5.9	Certificates for Shares

The shares of stock of the Corporation shall be represented by certificates, or shall be uncertificated shares that may be evidenced by a book-entry system (including a non-certificated inventory system) maintained by the registrar of such stock, or a combination of both. To the extent that shares are represented by certificates, such certificates shall be in such form as shall be approved by the directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the chairperson of the board, the president and chief executive officer, the chief financial officer, or any director. Any or all such signatures may be facsimiles. Although any director, officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such director, officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such director, officer, transfer agent or registrar were still such at the date of its issue.

The stock ledger and blank share certificates shall be kept by the secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the directors.

5.10	Replacement of Share Certificates

Where the owner of a share certificate claims that the share certificate has been lost, apparently destroyed or wrongfully taken, the Corporation shall issue or cause to be issued a new certificate in place of the original certificate if the owner (i) so requests before the Corporation has notice that the share certificate has been acquired by a bona fide purchaser; (ii) files with the Corporation an indemnity bond (unless not required to do so by the Corporation) sufficient in the Corporation’s opinion to protect the Corporation and any transfer agent, registrar or other agent of the Corporation from any loss that it or any of them may suffer by complying with the request to issue a new share certificate; and (iii) satisfies any other reasonable requirements imposed from time to time by the Corporation.

SECTION 6

ADVANCE NOTICE PROVISIONS

6.1	Nomination of Directors

Subject only to the Act and Section 6.6, and for so long as the Corporation is a distributing corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the board may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(a)	by or at the direction of the board, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act or a requisition of the shareholders made in accordance with the provisions of the Act; or

(c)	by any person (a “Nominating Shareholder”):

(i)

who, at the close of business in Toronto, Ontario on the date of the giving of the notice provided for below in this Section 6 and at the close of business in Toronto, Ontario on the record date for notice of such meeting of shareholders, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth below in this Section 6.

6.2	Timely Notice

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, such person must have given timely notice thereof (in accordance with Section 6.3 below) in proper written form to the board (in accordance with Section 6.4 below).

6.3	Manner of Timely Notice

To be timely, a Nominating Shareholder’s notice to the board must be made:

(a)

in the case of an annual meeting of shareholders (which includes an annual and special meeting), not less than 30 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that (i) the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the date of the meeting was made, notice by the Nominating Shareholder may be made not later than the close of business in Toronto, Ontario on the tenth (10th) day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes as well), not later than the close of business in Toronto, Ontario on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made;

provided that, in either instance, if the Corporation uses “notice-and-access” (as defined in National Instrument 54-101 – Communications with Beneficial Owners of Securities of a Reporting Issuer) to send proxy-related materials to shareholders in connection with a meeting of the shareholders described in 6.3(a) or 6.3(b) above, and the Notice Date in respect of the meeting is not less than 50 days prior to the date of the applicable meeting, the notice must be received not less than 40 days prior to the date of the applicable meeting.

6.4	Proper Form of Timely Notice

To be in proper written form, a Nominating Shareholder’s notice to the board must set forth the following information:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director (each, a “Proposed Nominee”):

(i)	the name, age, business address and residential address of the person;

(ii)	the principal occupation or employment of the person for the past five years;

(iii)	the status of such person as a “resident Canadian” (as such term is defined in the Act);

(iv)

the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(v)	any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the Nominating Shareholders’ interests in the Corporation;

(vi)	any proxy, contract, arrangement, understanding or relationship pursuant to which the Nominating Shareholder has a right to vote any shares of the Corporation; and

(vii)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws; and

(b)	as to the Nominating Shareholder proposing a nomination and giving the notice:

(i)	the name, age, business address and residential address of the person;

(ii)

the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the Nominating Shareholder as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(iii)	any derivatives or other economic or voting interests in the Corporation and any hedges implemented with respect to the Nominating Shareholders’ interests in the Corporation;

(iv)	any proxy, contract, arrangement, understanding or relationship pursuant to which the Nominating Shareholder has a right to vote any shares of the Corporation;

(v)	whether the Nominating Shareholder intends to deliver a proxy circular and form of proxy to any shareholders of the Corporation in connection with the election of directors; and

(vi)

any other information relating to the Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws.

The Corporation may require that any Proposed Nominee furnish such other information as may be required to be contained in a dissident proxy circular or by applicable law or regulation to determine the independence of the Proposed Nominee or the eligibility of such Proposed Nominee to serve as a director of the Corporation or a member of any committee of the board. Such information, if received, will generally be summarized in the Corporation’s information circular.

All information to be provided in a timely notice pursuant to Section 6.4 above shall be provided as of the record date for determining shareholders entitled to vote at the meeting (if such date shall then have been publicly announced) and as of the date of such notice. The Nominating Shareholder shall update such information forthwith if there are any material changes in the information previously disclosed.

6.5	Determination of Eligibility

Subject to Section 6.6, no person shall be eligible for election as a director of the Corporation unless such person has been nominated in accordance with the provisions of this Section 6; provided, however, that nothing in this Section 6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which such shareholder would have been entitled to submit a proposal pursuant to the Act. The chairperson of the applicable meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

6.6	Waiver

Notwithstanding the foregoing, the board may, in its sole discretion, waive all or any of the requirements in this Section 6.

6.7	Terms

For the purposes of this Section 6:

“Applicable Securities Laws” means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada;

“public announcement” means disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

“Representatives” of a person means the affiliates and associates of such person, all persons acting jointly or in concert with any of the foregoing, and the affiliates and associates of any of such persons acting jointly or in concert, and “Representative” means any one of them.

SECTION 7

DIVIDENDS AND RIGHTS

7.1	Declaration of Dividends

Subject to the Act, the directors may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation.

7.2	Wire Transfers or Cheques

A dividend payable in money shall be paid, at the Corporation’s option, by (a) wire transfer, or (b) cheque to the order of each registered holder of shares of the class or series in respect of which it has been declared, and (i) sent, if by wire transfer, to such registered holder as per the wire instructions provided by such holder in the Corporation’s securities register, or (ii) mailed by prepaid ordinary mail, if by cheque, to such registered holder at the address of such holder in the Corporation’s securities register, unless such holder otherwise directs. In the case of joint holders, the wire transfer or cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and transferred to them as per the wire instructions, or mailed to them at their address, in the Corporation’s securities register. The issuance of the wire transfer or the mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

7.3	Non-Receipt of Wire Transfers or Cheques

In the event of non-receipt of any dividend wire transfer or cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a wire transfer or a cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the directors may from time to time prescribe, whether generally or in any particular case.

7.4	Unclaimed Dividends

To the extent permitted by applicable law, any dividends unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

SECTION 8

EXECUTION OF INSTRUMENTS

8.1	Execution of Instruments

Contracts, deeds, mortgages, hypothecs, charges, conveyances, transfers, assignments or other documents or instruments in writing requiring the signature of the Corporation may be signed by any one director or officer of the Corporation, and all contracts, documents or instruments in writing so signed shall be binding upon the Corporation without any further authorization or formality. The directors are authorized from time to time by resolution to appoint any one or more officers or other persons on behalf of the Corporation either to sign contracts, documents or instruments in writing generally or to sign specific contracts, documents or instruments in writing.

8.2	Electronic Signatures

Any requirement under the Act or this by-law for a signature, or for a document to be executed, is satisfied by a signature or execution in electronic form if such is permitted by law and all requirements prescribed by law are met.

SECTION 9

NOTICE

9.1	General

A notice mailed to a shareholder, director, auditor or member of a committee shall be deemed to have been received if given if (i) delivered personally to the person to whom it is to be given; (ii) delivered to such person’s recorded address; (iii) if sent by prepaid mail to such person at the person’s recorded address; or (iv) otherwise communicated to such person by electronic means as permitted by the Act. The foregoing may not be construed so as to limit the manner or effect of giving notice by any other means of communication otherwise permitted by law. A notice so delivered will be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been sent when deposited in a post office or public letter box and shall be deemed to have been received on the fifth day after so depositing; and a notice so sent by any electronic means will be deemed to have been given at the time specified under the Act. The secretary may change or cause to be changed the recorded address, including any address to which electronic communications of any kind may be sent, of any shareholder, director, officer or auditor in accordance with any information believed by the secretary to be reliable. The recorded address of a director shall be the latest address as shown in the records of the Corporation or in the most recent notice filed under the Corporations Information Act (Ontario), whichever is the more current.

9.2	Joint Holders

If two or more persons are registered as joint holders of any security, any notice may be addressed to all such joint holders but notice addressed to one of them constitutes sufficient notice to all of them.

9.3	Electronic Delivery

The Corporation may satisfy the requirement to send any notice or document referred to in Section 9.1 by creating and providing an electronic document in compliance with the Act and the regulations thereunder.

9.4	Computation of Time

Except as otherwise provided, in computing the date when notice must be given under any provision of the articles or the by-laws requiring a specified number of days’ notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

9.5	Omissions and Errors

Accidental omission to give any notice to any shareholder, director, auditor or member of a committee or non-receipt of any notice or any error in a notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice.

SECTION 10

FORUM SELECTION

10.1	Forum of Adjudication of Certain Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the Superior Court of Justice of the Province of Ontario, Canada and the appellate Courts therefrom (or, failing such court, any other “court” (as defined in the Act) having jurisdiction and the appellate Courts therefrom), shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation; (iii) any action or proceeding asserting a claim arising pursuant to any provision of the Act or the articles or the by-laws of the Corporation (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim otherwise related to the “affairs” (as defined in the Act) of the Corporation. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed in a Court other than a Court located within the Province of Ontario (a “Foreign Action”) in the name of any security holder, such security holder shall be deemed to have consented to (a) the personal jurisdiction of the provincial and federal Courts located within the Province of Ontario in connection with any action or proceeding brought in any such Court to enforce the preceding sentence and (b) having service of process made upon such security holder in any such action or proceeding by service upon such security holder’s counsel in the Foreign Action as agent for such security holder.

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DATED the 1st day of October, 2019.

DOCEBO INC.

Per:	/s/ Jason Chapnik
Name:
Title: